Exhibit 99.1

Contact:                 Mark A. Kopser

                                Senior Vice President and Chief Financial Officer

                                   or

                                Richard J. Sirchio

                                Treasurer and Vice President/Investor Relations

                                (972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL CONTINUES

TO EXPAND PRESENCE IN TEXAS

Dallas, Texas (May 1, 2002) — United Surgical Partners International, Inc. (Nasdaq/NM:USPI) today announced that it has purchased a majority interest in Corpus Christi Outpatient Surgery, Ltd. in Corpus Christi, Texas.

Commenting on the addition of the surgery center, Donald E. Steen, United Surgical Partners International’s chairman and chief executive officer, said, “We are pleased to be able to further expand our presence in Texas with a surgery center that has an excellent reputation in the community for such specialties as orthopedics, pain management, gastroenterology and ENT.  The 15,500-square-foot facility, which has been operational since 1998, is located in the heart of a thriving medical community.  The center is currently utilized by 42 physicians and performs approximately 5,500 outpatient surgical cases per year.  We look forward to working with the employees and physicians to add services and specialties to further enhance the care provided to the community.”

United Surgical Partners International, headquartered in Dallas, Texas, owns and operates 56 surgical facilities in the United States, Spain and the United Kingdom.  Of these facilities, the Company operates 22 domestic facilities through strategic relationships with ten major not–for–profit healthcare system partners.

The above statements include forward-looking statements based on current management expectations.  Numerous factors exist which may cause results to differ from these expectations.  Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict.  These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement to healthcare providers and insurers that may reduce payments; (ii) its ability to attract and retain qualified management and personnel, including physicians; (iii) the geographic concentration of the Company’s operations; (iv) risks associated with the Company’s acquisition and disposition strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Therefore, the Company’s actual results may differ materially.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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